NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.

ARTICLES OF AMENDMENT

Neuberger Berman Real Estate Income Fund Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article Second of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

The Denali Fund Inc.

SECOND: The forgoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland Corporation Law without action by the stockholders.

THIRD:  The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested by its Secretary this 26th day of October, 2007.

NEUBERGER BERMAN REAL ESTATE
                                                       INCOME FUND INC.
ATTEST:

/s/ Stephanie Kelley                                                                                        By: /s/ Stephen C. Miller (SEAL)
Stephanie Kelley                                                                                                  Stephen C. Miller
Secretary                                                                                      President

BA0/193771/1